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                                                                  Exhibit 99.1


FOR IMMEDIATE RELEASE
                                                         [Caribou Coffee logo]
Caribou Coffee Company, Inc.
3900 Lakebreeze Avenue North
Minneapolis, MN  55429
(763) 592-2200


INVESTOR RELATIONS CONTACT:
INTEGRATED CORPORATE RELATIONS
Kathleen Heaney (203) 803-3585
ir@cariboucoffee.com

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           CARIBOU COFFEE COMPANY, INC. ANNOUNCES PRELIMINARY 1Q 2006
                   REVENUE HIGHLIGHTS AND COFFEEHOUSE OPENINGS


MINNEAPOLIS, MINNESOTA, APRIL 10, 2006. Caribou Coffee Company, Inc. (Nasdaq:CBOU), the second largest company-owned gourmet coffeehouse operator in terms of coffeehouses, today announced that total revenue for fiscal first quarter 2006 (ended April 2, 2006) increased 24 percent over the same period in the prior year.

COMPARABLE COFFEEHOUSE SALES
Comparable coffeehouse net sales were down 1 percent for the thirteen weeks ended April 2, 2006 compared with the same thirteen weeks in the prior year. During the first quarter 2005 comparable coffeehouse net sales increased 10 percent when compared to the first quarter of 2004. Licensed stores are not included in the comparable coffeehouse net sales calculations.

OTHER SALES
Preliminary Other Sales, which consist of sales to commercial customers, licensed customers, mail order and Internet sales, increased 155 percent in the quarter to $2.7 million. This increase was primarily driven by sales to mass merchandisers.

COFFEEHOUSE OPENINGS
During the first quarter 2006 Caribou Coffee opened 10 company-operated coffeehouses in the United States and a licensee opened 1 international coffeehouse location.

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                             SELECTED OPERATING DATA
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                                                       13 WEEKS       13 WEEKS
                                                        ENDED          ENDED
                                                       4/2/2006       4/3/2005
                                                      ----------     ----------
Comparable Coffeehouse Sales (Company Owned)              -1%            10%

COFFEEHOUSE COUNT
Company Owned:
Coffeehouses Open at Beginning of Period                 386            304
Coffeehouses Opened in Period                             10             10
Coffeehouses Closed in Period                             -2              0
                                                          --             -
    Total Company Owned                                  394            314
Licensed                                                   8              3
TOTAL COFFEEHOUSES AT PERIOD END                         402            317



The Company expects to release complete first quarter 2006 financial results after the market closes on May 4, 2006.


ABOUT THE COMPANY
Caribou Coffee Company, Inc., founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of April 2, 2006, Caribou Coffee had 402 coffeehouses, including 8 licensed locations. Caribou Coffee's coffeehouses are located in 16 states and the District of Columbia. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. Caribou Coffee sells products to grocery stores and mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and customer service.

FORWARD-LOOKING STATEMENTS
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.


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